Exhibit 10.84

GRANT OF STOCK OPTION

Edward V. Fritzky, Amgen Inc. Stock Optionee:

Amgen Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 1991 Equity Incentive Plan (the “Plan”) has on July 15, 2002 (the “Grant Date”), granted to you, the optionee named above, an option to purchase 450,000 shares (the “Option Shares”) of the $.0001 par value common stock of the Company (“Common Stock”) pursuant to the terms hereof. This option is not intended to qualify and will not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The provisions of your option are as follows:

I.  Subject to Section V and the limitations contained herein, this option shall be exercisable as follows:

# Option Shares	Date Exercisable
150,000	Grant Date
150,000	First anniversary of Grant Date
150,000	Second anniversary of Grant Date

Notwithstanding anything herein to the contrary, such vesting schedule may be accelerated by the Company in its sole discretion at any time during the term of this option. In addition, vesting may be suspended during a leave of absence as provided from time to time according to Company policies and practices.

II.  (1)    The per share exercise price of this option is $31.07, being not less than the fair market value of the Common Stock on the date of grant of this option.

(2)    To the extent permitted by applicable statutes and regulations, payment of the exercise price per share is due in full in cash or check upon exercise of all or any part of each installment which has become exercisable by you. However, if at the time of exercise, the Company’s Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment of the exercise price may be made by delivery of already-owned shares of Common Stock of a value equal to the exercise price of the shares of Common Stock for which this option is being exercised. The already-owned shares must have been owned by you for the period required to avoid a charge to the Company’s reported earnings and owned free and clear of any liens, claims, encumbrances or security interests. Payment may also be made by a combination of cash and already-owned Common Stock.

III.  Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the “Act”), or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

IV.  The term of this option commences on the Grant Date and, unless sooner terminated as set forth in the Plan, terminates on the fifth anniversary of the Grant Date (the “Expiration Date”).

V.  If, during the Employment Period:

(1)  Your employment is terminated by the Company for Cause, or by you without Good Reason, then any portion of the Option Shares which is unvested as of the Termination Date shall be forfeited and the option shall remain exercisable until the Expiration Date with respect to any vested portion of the option; or

(2)  Your employment is terminated (a) by you for Good Reason or (b) by the Company other than by reason of death, disability pursuant to Section 13 of the Employment Agreement (as defined below), or Cause, then immediately prior to the Termination Date the option shall accelerate and be exercisable in full and the option shall remain exercisable until the Expiration Date; or

(3)  Your employment is terminated due to your death, then immediately prior to the Termination Date, the option shall accelerate and be exercisable in full and the option remain exercisable until the Expiration Date; or

(4)  Your employment is terminated on account of your disability (as set forth in Section 10(a) of the Plan) in accordance with Section 13 of the Employment Agreement (as defined below), then immediately prior to the Termination Date, the option shall accelerate and be exercisable in full and the option shall remain exercisable until the Expiration Date.

For purposes of this Section V, the terms “Employment Period”, “Cause”, “Good Reason”, and “Termination Date” shall have the meanings assigned to such terms in the Employment Agreement dated as of July 15, 2002, between the Company and you (as amended from time to time, the “Employment Agreement”). For purposes of this Section V, “your employment is terminated” shall mean the last date you are either an employee of the Company or an Affiliate or engaged as a consultant or director to the Company or an Affiliate.

VI.  (1)    To the extent specified above, this option may be exercised by delivering a Notice of Exercise of Stock Option form, together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subparagraph 5(f) of the Plan.

(2)  As a condition to the issuance of shares upon the exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of: (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture of which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise.

VII.  This option is not transferable, except by will or the laws of descent and distribution, and is exercisable during your life only by you except as set forth below:

(1)  If you have named a Trust (as defined in the Plan) as beneficiary of this option, this option may be exercised by the Trust after your death; and

(2)  All or a portion of your option may be transferred to an Alternate Payee (as defined in the Plan) if required by the terms of a QDRO (as defined in the Plan), as further described in the Plan.

VIII.  This option is not an employment or service contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

IX.  Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified in the Option Notice or at such other address as you hereafter designate by written notice to the Company.

X.  This option is subject to all the provisions of the Plan and its provisions are hereby made a part of this option, including without limitation the provisions of paragraph 5 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option (including the Option Notice) and those of the Plan, the provisions of the Plan shall control.

Very truly yours, AMGEN INC.

By:	/S/ STEVEN M. ODRE
Duly authorized on behalf of the Board of Directors

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